Exhibit 5.1

December 28, 2012

StemCells, Inc.

7707 Gateway Blvd, Suite 140

Newark, California 94560

Re: Registration Statement on Form S-3 (File No. 333-170300)

Ladies and Gentlemen:

We have acted as counsel to StemCells, Inc., a Delaware corporation (the “Company”) in connection with its entry into the Controlled Equity Offering Sales Agreement, dated June 5, 2009, by and between the Company and Cantor Fitzgerald & Co., as amended on December 21, 2012 (the “Agreement”). Pursuant to the December 21, 2012 amendment to the Agreement, the Company may issue and sell up to $30,000,000 of shares (the “Shares”) of the common stock, $0.01 par value (the “Common Stock”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that, when the Shares are issued out of the Company’s duly authorized Common Stock and issued and delivered in accordance with the terms of the Agreement against payment of the consideration set forth therein, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
ROPES & GRAY LLP